                                                                    Exhibit 10.5

                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                   1999 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated as of March 29, 2002 and as amended as of August 1, 2002)

     This plan amends and continues, effective August 1, 2002 (the "Plan") the 1999 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN made and entered into on the 30th day of November, 1999 and as amended and restated as of August 14, 2001 and March 29, 2002 by APPLIED EXTRUSION TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Company").

                                   WITNESSETH:

     WHEREAS, the Company desires to provide for an unfunded supplemental executive retirement plan for the benefit of a select group of its management or highly compensated employees, subject to certain conditions and pursuant to the terms and provisions specified in this Plan;

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Company hereby establishes the Plan pursuant to the following terms and provisions.

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 "Average Compensation" shall mean the average Compensation paid by the Company to the Participant for those three (3) fiscal years (whether or not consecutive) of the Company ending at any time on or after December 31, 1991 in which the Participant earned the highest Compensation; provided, however, that in no event shall the Average Compensation be less than the Participant's base salary for the fiscal year in which the Participant's Termination Date occurs. The Average Compensation of the Participants as of August 1, 2002 was $774,605, $794,213 and $512,931 for Messrs. Khoury, Williams, and Terhune, respectively.

     1.2 "Beneficiary" shall mean the person or persons designated by a Participant, upon such forms as shall be provided by the Company, to receive payments of the Participant's Normal Retirement Benefit after the Participant's death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then the Beneficiary shall be the Participant's estate.

     1.3 "Benefit Percentage" shall mean, with respect to each Participant, a percentage between fifty percent (50%) to seventy-five percent (75%) based on the highest average of any twenty consecutive daily closing prices of the Corporation's common stock as reported on

NASDAQ at any time during the period (the "Computation Period") between August 14, 2001 and the earlier of (x) the first anniversary of the Termination Date for such Participant or (y) August 14, 2005 (the "Closing Price"), calculated as follows:

          The linear increase from 50% to 75% ratably equal to the Closing Price's increase from $7.00 to $14.00;

provided, however, that such percentage shall be no lower than 50% and no higher than 75%; and, further provided, that in the event of a Change in Control during the Computation Period, the Benefit Percentage shall be calculated based on the higher of (i) the Closing Price and (ii) the amount paid per share of the Corporation's common stock in connection with such Change in Control (in the case of any non-cash consideration, as reasonably determined by the Committee in accordance with Section 3.5 below based on a valuation of such non-cash consideration by independent investment bankers of recognized national standing having expertise in this area). As of August 1, 2002, the Benefit Percentage was 53.6%

     1.4 "Change in Control" shall have the same meaning as set forth in the Employment Agreement.

     1.5 "Closing Price" shall have the meaning set forth in Section 1.3 above.

     1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder, and successor tax laws.

     1.7 "Committee" shall mean the persons designated by the Company as the administrative committee for the Plan pursuant to Section 3.1.

     1.8 "Company" shall mean APPLIED EXTRUSION TECHNOLOGIES, INC., a Delaware corporation, its successors and assigns.

     1.9 "Compensation" shall mean the base salary and annual incentive bonus, if any, paid by the Company to the Participant for any Plan Year of the Company during which Participant was employed by the Company.

     1.10 "Effective Date" shall mean April 1, 1999.

     1.11 "Employment Agreement" shall mean, with respect to a Participant, the Employment Agreement entered into by and between the Company and the Participant on or after the Effective Date, as amended, supplemented, restated, replaced or otherwise modified from time to time.

     1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any regulations promulgated thereunder, and any successor laws.

     1.13 "Normal Monthly Retirement Benefit" means a monthly benefit, commencing on the Participant's Retirement Payment Commencement Date and continuing for ten (10) years thereafter, equal to one twelfth of the amount by which (i) the product of the Participant's Benefit Percentage multiplied by his Average Compensation, exceeds
(ii) the amounts (if any) that the Participant receives concurrently from any disability insurance policy paid or reimbursed by the Company for the benefit of the Participant.

     1.14 "Normal Retirement Benefit" shall mean Normal Monthly Retirement Benefit times 120.

     1.15 "Participant" shall mean the Chairman of the Board of Directors of the Company (the "Board"), Chief Executive Officer of the Company, Chief Operating Officer of the Company and any other officer of the Company designated by the Board or the Stock Option and Compensation Committee of the Board as being eligible to participate in the Plan. An employee of the Company shall not be eligible to be a Participant unless he is deemed to be among a select group of management or highly compensated employees of the Company within the meaning of
Section 201(2) of ERISA.

     1.16 "Plan" shall mean this amended and restated 1999 Supplemental Executive Retirement Plan as herein set forth and as it may be amended from time to time.

     1.17 "Plan Year" shall mean the twelve-month period that begins October 1 and ends September 30.

     1.18 "Retirement Payment Commencement Date" shall mean either:

          (a) with respect to any period prior to a Change in Control, the first day of the month coincident with or next following the later of (i) the date the Participant reaches, or would have reached if still living, age sixty (60), and
(ii) the Participant's Termination Date; or

          (b) with respect to any period occurring on or after a Change in Control the first day of the month coincident with or next following the earlier of (i) the later date occurring under Section 1.18(a) above and (ii) the date a Participant makes the election described in Section 2.4 below.

     1.19 "Termination Date" shall have the same meaning as set forth in subsection 4(a) of the Participant's Employment Agreement.

     1.20 "Trust" shall mean the Applied Extrusion Technologies, Inc. 1999 Deferred Compensation Trust, dated November 30, 1999, entered into by and between the Company and Comerica Bank.

     1.21 "Years of Credited Service" shall mean the number of calendar months during which a Participant was employed by the Company divided by twelve, with any remainder rounded up to the next whole year.

                                    ARTICLE 2

                               RETIREMENT BENEFITS

     2.1 Normal Retirement Benefit.

          (a) A Participant who has completed a total of not less than ten (10) Years of Credited Service (of which at least four (4) Years of Credited Service have been completed subsequent to the Effective Date of this Plan) shall be entitled to receive, on his Retirement Payment Commencement Date, at Participant's sole discretion, either (i) payment of his Normal Monthly Retirement Benefit or (ii) a lump sum payment of the Normal Retirement Benefit, using a three percent (3%) discount factor per annum.

          (b) For purposes of determining Years of Credited Service pursuant to subsection 2.1(a) hereof, if a Participant's employment with the Company is terminated pursuant to subsections 4(b) (Death), 4(c) (Incapacity), 4(e) (Termination by the Employer Other Than for Death, Incapacity or Cause) or 4(f) (Termination by Executive for Good Reason) of his Employment Agreement, such Participant shall be deemed to have completed those Years of Credited Service (or a portion thereof) that the Participant would have completed if the Participant had been continuously employed with the Company through the Expiration Date, as that term is used under his Employment Agreement.

     2.2 Termination Prior to Completing Requisite Years of Credited Service Employment. If a Participant's employment with the Company terminates for any reason before the Participant has completed ten (10) Years of Credited Service, or before he has completed four (4) Years of Credited Service after the Effective Date of this Plan (in each case taking into account any Years of Credited Service that the Participant may be deemed to have completed under
Section 2.1(b), hereof), then no benefits shall be paid to the Participant or any Beneficiary of the Participant pursuant to this Plan.

     2.3 Death Benefit. If the Participant should die before distribution of his entire Normal Retirement Benefit has been made to the Participant, any undistributed portion of the Normal Retirement Benefit shall be distributed to the Participant's Beneficiary in a lump sum payment, using a three percent (3%) discount factor per annum, either (a) as soon as practicable after the Participant's death, if the Retirement Payment Commencement Date occurred prior to the date of such death or (b) otherwise, on the Retirement Payment Commencement Date.

     2.4 Change in Control. At any time after a Change in Control has occurred, a Participant may elect to receive his Normal Retirement Benefit (or if payment thereof has already commenced, any remaining payments of the Participant's Normal Retirement Benefit) as a lump sum payment, using a three percent (3%) discount factor per annum.

                                    ARTICLE 3

                                 ADMINISTRATION

     3.1 Administrative Committee. The Company shall appoint a Committee for the administration of the Plan consisting of one or more persons. Any Committee member may, but need not, be an officer or employee of the Company and each shall serve until his successor shall be appointed in like manner; provided, however, that there shall be no change in the membership of the Committee after a Change in Control without the prior written consent of each Participant or (if applicable) Beneficiary. Any member of the Committee may resign by delivering his written resignation to the Company. The Company may remove any member of the Committee at any time. As of August 1, 2002, the members of the Committee were Mark Harmeling, of Boston, Massachusetts, and John Hough and Vince Montanti, each of West Palm Beach, Florida.

     3.2 Powers and Duties. The Committee generally shall be responsible for the discretionary management, operation, interpretation and administration of the Plan. The Committee shall:

          (a) Establish procedures for allocation of responsibilities of the Plan which are not allocated herein;

          (b) Determine the names of those employees of the Company who are eligible to participate and such other matters as may be necessary to enable payment under the Plan;

          (c) Construe all terms, provisions, conditions and limitations of the Plan;

          (d)  Correct  any  defect,   supply  any  omission  or  reconcile  any
     inconsistency that may appear in the Plan;

          (e) Determine the amount, manner and time of payment of benefits hereunder and prescribe procedures to be followed by Participants to obtain benefits; and

          (f) Perform such other functions and take such other actions as may be required by the Plan or as may be necessary or advisable to accomplish the purposes of the Plan.

The Company shall furnish the Committee with all data and information available which the Committee may reasonably require in order to perform its functions hereunder. The Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Committee shall be final, binding and conclusive upon all persons in the absence of evidence that the Committee acted unreasonably.

     3.3 Agents. The Committee may appoint a secretary who may, but need not, be a member of the Committee, and may employ such agents for clerical and other services, and such legal counsel, accountants and other professional advisors as may be required for the purpose of administering the Plan. The Committee may reasonably rely on all tables, valuations, reports, certificates and opinions furnished by its agents.

     3.4 Procedures. A majority of the Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Committee. An individual shall not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the Company shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

     3.5 Claims Procedure. Any claim by a Participant or Beneficiary with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. If the Committee believes that the claim should be denied, it shall notify the claimant in writing of the denial of the claim within ninety (90) days after receipt thereof (this period may be extended an additional ninety (90) days in special circumstances). Such notice shall (a) set forth the specific reason or reasons for the denial, making reference to the relevant provisions of the Plan or the Plan documents on which the denial is based, (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant or Beneficiary making the claim of his right pursuant to this Section 3.5 to request a review of the decision. Any such person may appeal the denial of a claim by submitting a written request for review to the Committee within sixty
(60) days after the date on which such denial is received. Such period may be extended for good cause shown. The person making the request for review or his duly authorized representative may discuss any issues relevant to the claim, may review relevant documents and may submit issues and comments in writing to the Committee. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended for up to an additional sixty (60) days in special circumstances (the Participant or Beneficiary shall be notified of the delay); in any event such decision shall be rendered not later than one hundred twenty (120) days after receipt of the request for review. The decision shall be in writing, shall include specific reasons for the decision and shall refer to relevant provisions of the Plan or the Plan documents on which the decision is based. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim under the Plan shall be based on the Plan document and other related documents and shall be final and conclusive in the absence of evidence that the Committee acted unreasonably.

     3.6 Indemnification. The Company shall indemnify each Committee member, and each employee who assists the Committee in connection with his employment duties against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Committee in good faith. Such indemnification shall include attorneys' fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.

                                    ARTICLE 4

                                  MISCELLANEOUS

     4.1 Unfunded Plan. The obligations of the Company under this Plan shall be paid from the general assets of the Company or from the assets of the Trust. Participants shall have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. It is intended that this Plan shall constitute an "unfunded" plan for a select group of management or highly compensated employees under the ERISA. Any assets acquired by the Company relating to this Plan shall be subject to the claims of the Company's creditors. The assets of the Trust also shall be subject to the Company's creditors in the event of the Company's Insolvency, as defined in the Trust Agreement establishing the Trust. Nothing contained in this Plan shall be interpreted to grant to any Participant or Beneficiary, any right, title or interest in any assets of the Company or the Trust.

     4.2 Timing of Company Contributions. For each Plan Year, the Company shall make contributions to the Trust in an amount that the Committee reasonably determines to be sufficient to fund the benefits that have accrued and have become vested under this Plan during that Plan Year. Notwithstanding the foregoing, in the event of a Change in Control, or if the Committee determines, in the Committee's reasonable opinion, that a Change in Control is imminent and so notifies the Company in writing (the "Committee Notification"), as of the date of the Change in Control (or as soon as practicable after receipt by the Company of the Committee Notification), the Company shall make a contribution to the Trust in an amount equal to aggregate value that would be payable under the Plan as of the date of a Change in Control assuming all Participants elected to receive a lump sum payout of their benefits under Section 2.4 above.

     4.3 Impact on Other Participant Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other welfare or benefit plan of the Company.

     4.4 Other Plans. Payments made to Participants under this Plan shall not be includable as salary or compensation for purposes of determining the amount of employee benefits under any other retirement, pension, profit-sharing or welfare benefit plans of the Company.

     4.5 Governing Law. To the extent not pre-empted by the laws of the United States, the construction, validity and administration of the Plan shall be governed by the laws of the State of Delaware without reference to the principles of conflicts of law therein.

     4.6 No Assignment or Other Transfer. The right to receive payment of any benefits under the Plan shall not be subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant's Beneficiary.

     4.7 Taxes. The Company shall withhold from any payment due under the Plan any taxes it deems to be required to be withheld under applicable Federal, state or local tax laws or regulations.

     4.8 Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

     4.9 Headings and Subheadings. The headings and subheadings of the Plan are for reference only. In the event of a conflict between a heading or subheading and the content of an article or paragraph, the content shall control.

     4.10 Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

     4.11 Amendment and Termination.

          (a) This Plan may be amended or terminated in any respect at any time by the Company; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefit that accrues before the adoption of such amendment or termination without the prior written consent of the Participants whose benefits would be reduced.

          (b) Notwithstanding any provision to the contrary in this Plan, in the event that as of the last day of any fiscal quarter of the Company that occurs after the Effective Date, either (i) the Tangible Net Worth of the Company (as defined below) is less the $25,000,000, or (ii) the Interest Coverage Ratio of the Company (as defined below) shall be below .9:1, then the Plan immediately shall terminate (the "Distress Termination Date"), and the Company shall distribute to each Participant his Normal Retirement Benefit, calculated as of the Distress Termination Date, in a lump sum payment, using a three percent (3%) discount factor per annum, as soon as practicable thereafter. For purposes of this Plan:

     "Tangible Net Worth" shall mean at any date the consolidated stockholders' equity of the Company and its subsidiaries determined as of such date, less any intangible assets included on the balance sheet at the same date;

     "Interest Coverage Ratio" shall mean the Cash Flow of the Company for the trailing four quarters divided by the Interest Expense of the Company for the trailing four quarters;

          "Cash Flow" shall mean for any period, (i) the sum (without duplication), determined on a consolidated basis for the Company and its subsidiaries, of (x) the operating profit of the Company and its subsidiaries (calculated before provision for income taxes, interest expense, extraordinary and non-recurring items and income attributable to equity in affiliates) for such period, plus (y) depreciation, amortization and other non-cash items (to the extent deducted in determining operating profit) for such period minus (ii) proceeds received by the Company and its subsidiaries during such period (to the extent included in determining operating profit) of any property insurance policy.

          "Interest Expense" shall mean for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on indebtedness of the Company and its subsidiaries (on a consolidated basis), including the interest portion of payments under capital lease obligations and any capitalized interest, and excluding amortization of debt discount and expense.

     4.12 No Employment Contract. This Plan does not constitute a contract of employment or impose on any Participant or the Company any obligations to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment.